Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14/A of Growth Opportunities Fund and Emerging Growth Fund, each a series of the Van Wagoner Funds, Inc. and to the use of our report dated February 15, 2008 on the financial statements and financial highlights included in the 2007 Annual Report. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which are incorporated by reference into the Proxy Statement/Prospectus on Form N-14/A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 16, 2008